Exhibit 10.6

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Amendment No. 1 to License Agreement

This Amendment No. 1 to License Agreement (this “Amendment No. 1”) is entered into as of this 25th day of October, 2018 ( the “Amendment No. 1 Execution Date”), and shall be deemed effective as of April 1, 2017 (the “Amendment No. 1 Effective Date”), by and between 10X Genomics, Inc. (fka 10X Technologies, Inc.), a Delaware Corporation, having a place of business at 7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727E, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”). Harvard, on the one hand, and Licensee, on the other, each shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, Harvard and Licensee entered into a License Agreement dated as of September 26th, 2013 (the “License Agreement”); and

WHEREAS, Harvard and Licensee each agree and acknowledge that Licensee is and has been making and selling Licensed Products and Instrument Products ( as defined below); and

WHEREAS, Harvard and Licensee each agree and acknowledge that royalties on sales of Instrument Products (as defined below) made after the Amendment No. 1 Effective Date should be made at the Rate defined below and are due and owing; and

WHEREAS, Harvard and Licensee desire to amend the License Agreement in accordance with Section 11.10 thereof, as set forth below;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.	Amendments.

Section 1.1 of the License Agreement is hereby amended by inserting into the appropriate alphabetical order the following terms:

“Amendment No. 1 Effective Date” means April 1, 2017.

“Amendment No. 1 Execution Date” shall mean October 25, 2018.

“Instrument Products” means (a) Licensed Products that are instruments such as, but not limited to, the GemCode and Chromium instruments, or (b) any instrument product marketed, sold, used, or otherwise provided by or on behalf of Licensee, its Affiliates or Sublicensees, now or in the future, that is necessary for, or intended for, use in combination or connection with a Licensed Product for purposes of making, using, or performing a method or product covered within the scope of a Valid Claim.

Section 4.3.1 of the License Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Rate. Licensee agrees to pay Harvard the following royalty rates on sales of Licensed Products made after the Amendment No. 1 Effective Date: (i) an amount equal to [***] of all Net Revenues of (a) Licensed Products that are not Instrument Products and (b) Licensed Services, and (ii) an amount equal to [***]of all Net Revenues of Instrument Products, not to exceed [***] per Instrument Product; provided, however, that no royalty will be due for any Net Revenues of Licensed Products or Licensed Services, the making, selling, use or performance of which falls solely within the scope of a Valid Claim that has been pending without issuance for more than three (3) years following the date of issuance of the first substantive patent office action considering the patentability of such claim by the relevant patent office in the country or territory in which such claim is pending (after which time such pending claim shall cease to be a Valid Claim for purposes of Section 4.3.1 of this Agreement unless and until such claim becomes an issued claim) (each, a “Stale Claim”). For clarity, on a country-by-country basis, if a Licensed Product or Licensed Service is covered by at least one Valid Claim that is not a Stale Claim, the full royalty rate on such Licensed Product or Licensed Service is due and payable to Harvard.”

II.	Except as amended hereby, all other terms of the License Agreement shall remainunchanged and in full force and effect.

III.

This Amendment No. 1 will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision and may only be amended by a written agreement signed by both Parties referencing this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives.

President and Fellows of Harvard College		10X Technologies, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Ben Hindson
Name:	Isaac T. Kohlberg	Name:	Ben Hindson
	Senior Associate Provost	Title:	CSO, President
Chief Technology Development Officer
Office of Technology Development
Title:	Harvard University

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